NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 30, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 16, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Angel Pond Holdings Corporation and MariaDB plc became effective on December 16, 2022. The Units will automatically separate into the componet securities, and as a result, will no longer trade as a separate security. Each Class A Ordinary Share will be converted into one Ordinary Share of MariaDB plc and each Redeemable warrant will be converted into one Warrant of MariaDB plc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on December 19, 2022.